EXHIBIT 1

Purchase Agreement

By and Among

Internet America, Inc.

and

The Investors Listed in Schedule 1 hereto

Series A Preferred Stock

October 17, 2007

i

ii

iii

PURCHASE AGREEMENT

This Purchase Agreement, dated as of October 17, 2007, is made by and among Internet America, Inc., a Texas corporation (the “Company”), and the investors listed in Schedule 1 hereto (each, an “Investor”, and collectively, the “Investors”).

In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.  For purposes of this definition and this Agreement, the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agreement” means this Purchase Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

“Approval” means any approval, authorization, grant of authority, consent, order, qualification, permit, license, variance, exemption, franchise, concession, certificate, filing or registration or any waiver of the foregoing, or any notice, statement or other communication required to be filed with, delivered to or obtained from any Governmental Entity or any other Person.

“Articles of Incorporation” means the Company’s Articles of Incorporation, as amended from time to time.

“Board” means the Board of Directors of the Company.

“Business Combination” means (i) any consolidation, merger, share exchange or similar business combination transaction involving the Company with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in Houston, Texas generally are authorized or required by law or other government actions to close.

“Bylaws” mean the Company’s bylaws, as amended from time to time.

“Capital Stock” means (i) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Closing” has the meaning set forth in Section 7.1(b).

“Closing Date” has the meaning set forth in Section 7.1(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

“Common Stock” means the Company’s common stock, par value $.01 per share, and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement or Business Combination to which the Company is a party.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Options” has the meaning set forth in Section 3.3(c).

“Company SEC Documents” has the meaning set forth in Section 3.5.

“Contracts” means all agreements, contracts, or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which the Company or any of its Subsidiaries is a party or is otherwise bound.

“Current SEC Reports” means the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007, the Company’s proxy statement its Company’s 2006 annual meeting of shareholders, and all Company SEC Documents filed by the Company since the time of filing of the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007.

“Environmental Laws” has the meaning set forth in Section 3.14.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“GAAP” has the meaning set forth in Section 3.5(b).

“Governmental Entity” means any agency, bureau, commission, court, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise, (ii) federal, state or local, or (iii) domestic or foreign.

“Hazardous Materials” has the meaning set forth in Section 3.14.

“Intellectual Property” has the meaning set forth in Section 3.13.

 “Investor(s)” has the meaning set forth in the introductory paragraph hereto.

“Investors’ Expenses” means all reasonable out-of-pocket fees, costs and expenses incurred by the Investors in connection with the transactions contemplated by this Agreement and the other Transaction Documents and their due diligence efforts in connection therewith, including fees, costs and expenses of its accountants, counsel and other similar advisors.

“Knowledge” of any Person means the actual knowledge of such Person’s executive and financial officers and directors, in each case after reasonable inquiry of such other officers of such Person with direct responsibility for the Person’s business relating to such knowledge.

“Law” means any constitutional provision, statute or other law, ordinance, rule, regulation or interpretation of any thereof and any Order of any Governmental Entity (including Environmental Laws) now in effect.

“Lien” means any mortgage, lien, pledge, encumbrance, easement, charge or security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Litigation” has the meaning set forth in Section 3.10.

“Material Adverse Effect” or “Material Adverse Change” means any effect, change, event or occurrence that is materially adverse to the business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Order” means any decree, injunction, judgment, settlement, order, ruling, assessment or writ of a court.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Registration Rights Agreement” means the Registration Rights Agreement substantially in the form attached hereto as Exhibit B.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, $.01 par value per share, which shall have the terms set forth in the Statement of Resolution attached hereto as Exhibit A.

 “Shares” has the meaning set forth in Section 2.1(a).

“Statement of Resolution” shall mean the Statement of Resolution for the Series A Preferred Stock substantially the form attached hereto as Exhibit A, with such changes as are contemplated by the terms thereof or this Agreement.

“Stock Plans” means the Company’s stock option, stock incentive, restricted stock, employee stock purchase or other similar plans.

“Subsidiary” means, (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company, by a Subsidiary of the Company or by the Company and another Subsidiary, or (ii) any other Person (other than a corporation) in which the Company, a Subsidiary or the Company and a Subsidiary, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

“Transaction Documents” means this Agreement, the Statement of Resolution and the Registration Rights Agreement.

“Transfer” has the meaning set forth in Section 5.5.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Shares in accordance with the terms thereof.

Section 1.2  References and Titles.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection,” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural forms of such defined terms.

ARTICLE II

PURCHASE OF THE SHARES

Section 2.1  Purchase of the Shares.

(a)  Subject to the terms and conditions herein set forth, at the Closing, the Company will sell to the Investors, and each of the Investors will purchase from the Company, the number of shares of the Series A Preferred Stock set forth opposite such Investor’s name on Schedule 1 hereto (collectively, the “Shares”).

(b)  The purchase price payable for each Share shall be $.586 per share (the “Purchase Price”).

(c)  Delivery of the Shares shall be made at the Closing by delivery to the Investors, against payment of the Purchase Price therefor as provided herein, of one or more share certificates, registered in the name of each Investor, representing the Shares purchased by such Investor.

(d)  Payment of the Purchase Price for the Shares to be purchased hereunder shall be made by or on behalf of the Investors by wire transfer of immediately available funds to an account of the Company (the wire transfer instructions for which shall have been furnished to the Investors at least three Business Days prior to the Closing Date).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Investor as follows (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement by reference to the Section of this Agreement so qualified and delivered by the Company to the Investors prior to the date of this Agreement (the “Company Disclosure Schedule”) and made a part hereof by reference):

Section 3.1  Organization, Standing and Power.  Each of the Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other such entity power and authority to own its properties and carry on its business as now being conducted.  Each of the Company and each of its Subsidiaries is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.  The Company has delivered to the Investors prior to the execution of this Agreement complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to date, and, in the case of the Company’s Subsidiaries, made available similar organizational documents, in each case, as in effect on the date of this Agreement.

Section 3.2  Subsidiaries.  All the outstanding Capital Stock of each Subsidiary of the Company has been validly issued and is fully paid and nonassessable (with respect to corporate Subsidiaries) and is owned directly or indirectly by the Company, free and clear of all Liens other than Liens securing obligations for money borrowed by the Company and not issued in violation of preemptive or similar rights.

Section 3.3  Capital Structure.

(a)  The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share, which may be divided into and issued in one or more series upon the creation thereof by the Board of Directors of the Company (the “Board”).  As of the date of this Agreement, (i) 12,508,914 shares of Common Stock are issued and outstanding, (ii) 2,317,015 shares of Common Stock have been authorized and reserved for issuance under Stock Plans; (iii) no shares of Common Stock are held by the Company in its treasury, (iv) 4,000,000 shares of preferred stock have been designated as Series A Preferred Stock, (v) 50,000 shares of Common Stock have been authorized and reserved for issuance pursuant to the Stock Purchase Agreement (the “SPA”) between the Company and TeleShare Communications Services, Inc.; and (vi) up to 360,000 shares of Common Stock have been authorized and reserved for issuance pursuant to a purchase price adjustment set forth in the SPA.  Except as set forth in this Section 3.3(a), the Company has no authorized, issued or outstanding stock as of the date of this Agreement.

(b)  There are no restrictions or limitations, contractual or otherwise, binding the Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is subject that prohibit or limit the enforceability of the terms and provisions of the Statement of Resolution or will prohibit or limit the right of a holder of Shares to convert the Shares into shares of Common Stock in accordance with their terms; and the conversion of any Shares into shares of Common Stock will not violate or result in or constitute a default under any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or by which they or any of their properties or assets are bound.

(c)  There are no outstanding warrants, share or stock options, share or stock appreciation rights or other rights to receive or purchase any Capital Stock of the Company or any of its Subsidiaries granted under any stock plans or otherwise except as set forth in Section 3.3(c) of the Company Disclosure Schedule (such warrants, share or stock appreciation rights or other rights disclosed thereon, collectively, the “Company Options”).  Except for the Company Options and except as provided in the Transaction Agreements, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Capital Stock of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding obligations of the Company or any of its Subsidiaries (contingent or otherwise) to repurchase, redeem or otherwise acquire any Capital Stock of the Company or any of its Subsidiaries or any security exchangeable for or convertible into such Capital Stock.

(d)  All outstanding Capital Stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not issued in violation of preemptive or similar rights.

(e)  Except as contemplated hereby or in the other Transaction Documents or as set forth in Current SEC Reports, there are not any registration rights agreements, stockholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations to which the Company or any Subsidiary is a party or bound with respect to the registration with any Government Entity, or the voting or disposition of any Capital Stock of the Company or any of its Subsidiaries and, to the Company’s Knowledge there are no other shareholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations among the shareholders of the Company with respect to the voting or disposition of any Capital Stock of the Company or any of its Subsidiaries.

Section 3.4  Authority; No Violations; Approvals.

(a)  The Board has approved this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and declared this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby to be in the best interests of the Company.  The Board has approved the issue and sale of the Shares and, upon any conversion of the Shares hereunder, the issuance of the Common Stock issuable upon such conversion.  The Company has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate each of the transactions and perform each of the obligations contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of each of the transactions and the performance of each of the obligations contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been, and at or prior to the Closing the other Transaction Documents will be, duly executed and delivered by the Company and the Statement of Resolution has been duly adopted by the Board of Directors in accordance with applicable Law.  The Statement of Resolution and, assuming this Agreement and each of the other Transaction Documents to which such Investor is a party constitute the valid and binding obligations of such Investor, this Agreement and each of the other Transaction Documents constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)  The execution and delivery of this Agreement and each of the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, require the consent of any other Person to or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Articles of Incorporation or Bylaws or any provision of the comparable organizational documents of any of the Company’s Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, instrument, permit, concession, franchise, license or other contract or agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or otherwise is bound or by which any of them or their respective properties are bound or any existing Approval applicable to the Company or any of its Subsidiaries, (iii) any joint venture or other ownership arrangement to which the Company or any of its Subsidiaries is a party or otherwise is bound or by which any of them or their respective properties are bound or (iv) assuming the Approvals referred to in Section 3.4(c) are duly and timely obtained or made, any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

(c)  No Approval from any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for the filing of the Statement of Resolution in accordance with Section 2.13 of the Texas Business Corporations Act.

Section 3.5  SEC Documents.

(a)  The Company has made available to the Investors a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since June 30, 2004 (the “Company SEC Documents”) including the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007, which are all the documents (other than preliminary materials) that the Company was required to file with the SEC since June 30, 2004.  As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained as of their respective dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  The financial statements of the Company included in the Company SEC Documents, including the notes and schedules thereto, complied as to form in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) applied on a consistent basis during the periods presented.

Section 3.6  Absence of Certain Changes or Events.

(a)  Except as disclosed in the Current SEC Reports filed prior to the date of this Agreement or Section 3.6 of the Company Disclosure Schedule, or except as contemplated by this Agreement, since June 30, 2007, each of the Company and its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Capital Stock of the Company; (ii) any split, combination, reclassification or amendment of any term of any outstanding Capital Stock or other security of the Company or any of its Subsidiaries or (other than issuance of Common Stock upon the exercise of any Company Options) any issuance or the authorization of the issuance of any securities of the Company or any of its Subsidiaries, other than in connection with the transactions contemplated hereby; (iii) any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding Capital Stock or other securities of the Company or any Subsidiary of the Company, except as contemplated by the Stock Plans; (iv) (A) any grant by the Company or any of its Subsidiaries to any officer of the Company or any of its Subsidiaries of any increase in compensation, except for increases in the ordinary course of business consistent with past practice or as required under employment or other agreements or benefit arrangements in effect as of June 30, 2007, or (B) any grant by the Company or any of its Subsidiaries to any such officer of any increase in severance or termination pay, except as was required or provided for under any employment, severance, termination or other agreements or benefit arrangements in effect as of June 30, 2007; (v) except as required by a change in GAAP, any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries; and (vi) any material casualties affecting the Company and its Subsidiaries, taken as a whole, or any material loss, damage or destruction to any of their properties or assets, whether covered by insurance or not.

(b)  Except as disclosed in the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007, and the notes thereto, or as disclosed in the other Current SEC Reports, since June 30, 2007, there has not been any event, circumstance or fact that (i) has had or could reasonably be expected to have a Material Adverse Effect, (ii) has impaired or could reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) could reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

Section 3.7  No Undisclosed Material Liabilities.  Except as disclosed in Section 3.7 of the Company Disclosure Schedule or the Company’s financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007, and the notes thereto, or as disclosed in the other Current SEC Reports, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007, which liabilities, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) liabilities arising under the Transaction Documents; and (iii) liabilities not required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, which liabilities, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.8  No Default.  Except as disclosed in Section 3.8 of the Company Disclosure Schedule or in the Current SEC Reports, neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Articles of Incorporation or Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, instrument, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, or (iii) any Order or Law applicable to the Company or any of its Subsidiaries.  Except as disclosed in Section 3.8 of the Company Disclosure Schedule or in the Current SEC Reports, the Company and its Subsidiaries (i) are not in breach of or default under any covenant, including financial covenants, under agreements relating to money borrowed in excess of $5 million, and (ii) do not believe that it is reasonably likely that they will be in breach of or default under any covenant under any such agreement as of the next date on which they are required to be in compliance with any such covenants.

Section 3.9  Compliance with Applicable Laws.

(a)  The Company and each of its Subsidiaries has in effect all Approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses, and there has occurred no default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) under any such Approval.

(b)  Except as otherwise disclosed in the Current SEC Reports, the Company and its Subsidiaries are in compliance with all applicable Laws and Orders, except for possible noncompliance which, individually or in the aggregate, (i) has not had and could not reasonably be expected to have a Material Adverse Effect, (ii) has not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, and (iii) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

(c)  No investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or the transactions contemplated by this Agreement and the other Transaction Documents is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company or any of its Subsidiaries in writing or, to the Company’s Knowledge, otherwise of any intention to conduct the same.

Section 3.10  Litigation.  Except as disclosed in the Current SEC Reports or Section 3.10 of the Company Disclosure Schedule, there is no suit, action, proceeding or indemnification claim, at law or in equity, pending before any Governmental Entity or arbitrator, or, to the Knowledge of the Company, threatened, against or affecting the Company, any Subsidiary of the Company or any of its Material Contracts (“Litigation”), and neither the Company nor any Subsidiary is a party to any Litigation, that (i) has had or could reasonably be expected to have a Material Adverse Effect, (ii) has impaired or reasonably could be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) reasonably could be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, nor is there any Order of any Governmental Entity or arbitrator outstanding against or binding upon the Company or any Subsidiary of the Company or any of its Material Contracts which (i) has had or could reasonably be expected to have a Material Adverse Effect, (ii) has impaired or reasonably could be expected to impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) reasonably could be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

Section 3.11  Certain Agreements.

(a)  Except as disclosed in the Current SEC Reports and Section 3.11(a) of the Company Disclosure Schedule, there are no Contracts, whether in oral or written form, that are material to the Company and its Subsidiaries, taken as a whole, or their respective business, (such Contracts disclosed or required to be disclosed herein, in the Current SEC Reports or in the Company Disclosure Schedule, the “Material Contracts”).  Each Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries and, to the Company’s Knowledge, of each other party thereto, enforceable in accordance with its terms, and is in full force and effect.

(b)  The Company or the relevant Subsidiary and, to the Company’s Knowledge, each other party to the Material Contracts has performed in all material respects the obligations required to be performed by it under the Material Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder.  No party to any Material Contract has given written or, to the Company’s Knowledge, oral notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

Section 3.12  Status of Shares.  The issuance and sale of the Shares and the reservation and issuance of the Underlying Shares have been duly authorized by all necessary corporate action on the part of the Company (other than the filing of the Statement of Resolution with the Secretary of State of the State of Texas) and the Shares, when delivered to the Investors at the Closing, against payment therefor as provided herein, and the Underlying Shares, when issued upon conversion of the Shares in accordance with the terms thereof, will be validly issued, fully paid and non-assessable and the issuance and sale of the Shares and the issuance of the Underlying Shares are not and will not be subject to preemptive rights of any Person.

Section 3.13  Intellectual Property.  The Company and the Subsidiaries own, possess or license, or, to the Company’s Knowledge can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of the Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property (including Intellectual Property which is licensed) or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of the Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.14  Environmental Matters.  Except for such matters as could not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither the Company nor any of the Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (ii) the Company and the Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or, to the Company’s Knowledge or any of the Subsidiaries, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of the Subsidiaries and (iv) there are no events or circumstances known to the Company or any of the Subsidiaries that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of the Subsidiaries relating to Hazardous Materials or Environmental Laws.

Section 3.15  No Brokers or Finders.  No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company or its Subsidiaries in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, other than any such fees or commissions that have been disclosed to the Investors and as to which the Company shall have full responsibility.

Section 3.16  Vote.  There are no approvals required of the holders of Capital Stock of the Company necessary to approve this Agreement or any other Transaction Documents and the transactions contemplated hereby or thereby.

Section 3.17  Related Party Transactions.  No relationship, direct or indirect, exists between or among any of the Company, the Subsidiaries or any affiliate of the Company, on the one hand, and any director, officer, stockholder, customer or supplier of any of them, on the other hand, which would be required by the Exchange Act to be described in the Company’s proxy statement for the election of directors in 2006 which is not described in the Current SEC Reports or Section 3.17 of the Company Disclosure Schedule.

                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

            Each of the Investors represents and warrants to the Company with respect to such Investor as follows:

Section 4.1  Organization, Standing and Power.  Such Investor, if a corporation or other business entity, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted and to execute and deliver this Agreement and the other Transaction Documents to which such Investor is a party and consummate the transactions contemplated hereby and thereby.

Section 4.2  Authority; Approvals.

(a)  (i) The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the purchase of the Shares to be purchased by it have been duly and properly authorized by all necessary action on the part of such Investor, (ii) this Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by it or on its behalf and, assuming the accuracy of the representations and warranties of the Company in Section 3.4 hereof, constitute the valid and legally binding obligations of such Investor, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (iii) the purchase of the Shares to be purchased by such Investor does not conflict with or violate (A) any material agreement to which it is a party or to which its properties are subject or (B) assuming the approvals referred to in Section 4.2(b) are duly and timely made or obtained, any Law applicable to such Investor, in each case in a manner that could reasonably be expected to materially hinder or impair the completion of any of the transactions contemplated hereby; and (iv) the purchase of Shares to be purchased by such Investor does not impose any penalty or other onerous condition on such Investor that could reasonably be expected to materially hinder or impact the completion of any of the transactions contemplated hereby.

(b)  No Approval from any Governmental Entity is required by or with respect to such Investor in connection with the execution and delivery by such Investor of this Agreement or any other Transaction Document to which it is a party or the consummation by such Investor of the transactions contemplated hereby or thereby, except for any such Approval the failure of which to be made or obtained (i) has not impaired and could not reasonably be expected to impair the ability of such Investor to perform its obligations under any of the Transaction Documents in any material respect and (ii) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

Section 4.3  Investment Intent.  The Shares to be acquired by such Investor hereunder and any Underlying Shares to be acquired upon the conversion of such Shares are being, or in the case of the Underlying Shares, will be, acquired for such Investor’s own account for investment and with no intention of distributing or reselling such Shares or Underlying Shares or any part thereof or interest therein in any transaction which would be in violation of the securities Laws of the United States of America or any applicable state or any foreign country or jurisdiction.

Section 4.4  Investor Status.  Such Investor (i) at the time it was offered the Shares, was, (ii) at the date hereof, is, and (iii) at the Closing Date, will be, an accredited investor as defined in Rule 501(a) under the Securities Act, and has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the Company and an investment in the Shares, and is able to bear the economic risk of such investment.

Section 4.5  No Brokers or Finders.  No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of such Investor in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement, other than any such fees or commissions that have been disclosed to the Company and as to which such Investor shall have full responsibility.

  ARTICLE V

COVENANTS

Section 5.1  Affirmative Covenants of the Company.  The Company hereby covenants and agrees that, until the earlier of the Closing or the termination of this Agreement, unless otherwise expressly contemplated by this Agreement or consented to in writing by all of the Investors (such consent not to be unreasonably withheld), the Company will and will cause each of its Subsidiaries to operate its business in the usual and ordinary course consistent with past practices except as contemplated by this Agreement and except as set forth in Section 5.1 of the Company Disclosure Schedule.

Section 5.2  Negative Covenants of the Company.

(a)  Except as expressly contemplated by this Agreement or otherwise consented to in writing by all of the Investors, from the date of this Agreement until earlier of the Closing or the termination of this Agreement, the Company shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

(i)  adopt or propose to adopt any amendments to the Company’s Articles of Incorporation or Bylaws, adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any Subsidiary or make any other changes in the Company’s capital structure;

(ii)  declare or pay any dividend or make any other distribution (whether in cash, stock or property) with respect to its Capital Stock, other than dividends paid by any Subsidiary to the Company or another Subsidiary in the ordinary and usual course of the Company’s business, or take any other action that, if taken after the issuance of the Shares, would result in an adjustment to the number of shares acquirable upon conversion of the Shares;

                                                (iii)  take any action that will, or is reasonably likely to cause, the conditions in Section 6.2 not to be satisfied; or

(iv)  agree in writing or otherwise to do any of the foregoing.

Section 5.3  Cooperation; Approvals.  Each of the Company and each Investor agrees to cooperate and use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties to obtain (and will promptly prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals that may be necessary or which may be reasonably requested by the Company or the Investors to consummate the transactions contemplated by this Agreement and the other Transaction Documents.  In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, the parties shall take all such necessary action.

Section 5.4  Notification of Certain Matters.  The Company shall give prompt notice to the Investors, and the Investors shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event that causes any representation or warranty contained in any Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (b) any failure of the Company or an Investor to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document.  The provisions of this Section 5.4 shall survive for so long as any representation, warranty, covenant, or agreement shall survive hereunder.

Section 5.5  Registration Rights Agreement.  At the Closing, the Company agrees to enter into a Registration Rights Agreement with the Investors in substantially the form attached hereto as Exhibit B.

Section 5.6  Transfer Restrictions.  (a) If an Investor should decide to dispose of any of the Shares to be purchased by it or any Underlying Shares to be issued to it upon the conversion of such Shares, such Investor understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.  In connection with any offer, resale, pledge or other transfer (individually and collectively, a “Transfer”) of any Shares or Underlying Shares other than pursuant to an effective registration statement, the Company may require that the transferor of such Shares or Underlying Shares provide to the Company an opinion of counsel which opinion shall be reasonably satisfactory in form and substance to the Company, to the effect that such Transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state or foreign securities Laws.

Such Investor agrees to the imprinting, so long as appropriate, of substantially the following legend on certificates representing the Shares and any Underlying Shares:

THE SECURITIES (THE “SECURITIES”) EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE.  BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A “TRANSFER”) THE SECURITIES EVIDENCED HEREBY, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.  IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO THE IMMEDIATELY PRECEDING SENTENCE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.

The legend set forth above may be removed if and when the Shares or Underlying Shares, as the case may be, represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or the opinion of counsel referred to above has been provided to the Company.  The Share certificates shall also bear any additional legends required by applicable federal, state or foreign securities Laws, which legends may be removed when, in the opinion of counsel to the Company, the same are no longer required under the applicable requirements of such securities Laws.  Each Investor agrees that, in connection with any Transfer of Shares by it pursuant to an effective registration statement under the Securities Act, it will comply with all prospectus delivery requirements of the Securities Act.  The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of Shares or Underlying Shares.

Section 5.7  Stock Exchange Listing.  Prior to the time the Shares become convertible in accordance with their terms, the Company shall, at its expense, procure the listing of the Underlying Shares on all stock exchanges on which the Common Stock is then listed.

Section 5.8  Access; Confidentiality.

(a)  At all times during normal business hours from and after the date hereof until all of the outstanding Shares have been converted in accordance with their terms, the Company shall afford the Investors and their counsel and other authorized representatives reasonable access to the properties, employees and officers of the Company and to all books, accounts, tax returns, financial and other records, including audit work papers, correspondence and contracts of every kind of the Company as the Investors may reasonably request.

(b)  Each Investor shall, and shall cause its representatives to, hold confidential all information relating to the Company or its Subsidiaries it has received prior to the Closing from the Company or any of its representatives, or information, if any, it receives after the Closing from the Company or any of its representatives as a result of or in connection with Section 5.10(a) hereof; provided, however, that the foregoing shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by such Investor or any of its Affiliates or representatives in violation of this Section 5.10(b), (ii) information that is or becomes available to such Investor or any of its representatives on a nonconfidential basis from a source other than the Company or its Affiliates or representatives, provided that such source is not known by such Investor to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any other party, or (iii) information that is required to be disclosed by such Investor or any of its representatives as a result of any applicable Law.  The provisions of this Section 5.10(b) shall terminate on the first anniversary of the date that all of the outstanding Shares have been converted in accordance with their terms.

Section 5.9  Indemnification.

(a)  The Company agrees to indemnify each Investor and its Affiliates and hold each Investor and its Affiliates harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of each Investor’s counsel in connection with any investigative, administrative or judicial proceeding), which may be incurred by such Investor or such Affiliates as a result of any claims made against such Investor or such Affiliates by any Person that relate to or arise out of (i) any breach by the Company of any of its representations, warranties or covenants contained in this Agreement or in the Transaction Documents, or (ii) any litigation, investigation or proceeding instituted by any Person with respect to this Agreement or the Shares or Underlying Shares (excluding, however, any such litigation, investigation or proceeding which arises solely from the acts or omissions of such Investor or its Affiliates).

(b)  Any Person entitled to indemnification hereunder will (i) give prompt notice to the Company of any claim with respect to which it seeks indemnification (but omission of such notice shall not relieve the Company from liability hereunder except to the extent it is actually prejudiced by such failure to give notice) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified party and the Company with respect to such claim, permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is not assumed by the Company, the Company will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld).  The Company will not consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation.  If the Company elects not to or is not entitled to assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified with respect to such claim, unless an actual conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the Company will be obligated to pay the fees and expenses of such additional counsel or counsels.

                 ARTICLE VI

CONDITIONS PRECEDENT TO THE CLOSING

Section 6.1  Conditions Precedent to Each Party’s Obligation.  The respective obligations of the Investors and the Company to effect the transactions contemplated hereby at the Closing are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)  Approvals.  All Approvals of, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement at such Closing shall have been filed, occurred, or been obtained, as applicable.

(b)  No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(c)  No Action.  No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

Section 6.2  Conditions Precedent to Obligation of the Investors.  The obligation of the Investors to effect the transactions contemplated by this Agreement at each Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Investors:

(a)  Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement that are qualified by a materiality standard or a Material Adverse Effect qualification shall be true and correct in all respects and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Investors shall have received a certificate to the foregoing effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

(b)  Performance of Obligations.  The Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by it or them under this Agreement prior to the Closing Date, and the Investors shall have received a certificate to such effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

(c)  No Adverse Action or Decision.  There shall be no action, suit, investigation or proceeding, pending or threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or rights, or any of their Affiliates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin or prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the other Transaction Documents or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

(d)  Consents Under Agreements.  The Investors shall have been furnished with evidence of all consents or approvals required to be obtained by the Company or any of its Subsidiaries with respect to the consummation of each of the transactions contemplated by this Agreement the failure of which to obtain reasonably could be expected to result in a Material Adverse Effect, and each such consent or approval shall be unconditional.

(e)  Closing Deliveries.  The Company shall have delivered to the Investors all documents, instruments, certificates or other items required to be delivered by the Company pursuant to Section 7.2(b).

(f)  Statement of Resolution.  The Statement of Resolution shall have been filed with and accepted by the Texas Secretary of State.

Section 6.3  Conditions Precedent to Obligations of Company.  The obligation of the Company to effect the transactions contemplated by this Agreement at each Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

(a)  Representations and Warranties.  The representations and warranties of the Investors set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate to the foregoing effect signed by the Investors.

(b)  Performance of Obligations of the Investors.  The Investors shall have performed in all material respects the obligations required to be performed by them under this Agreement prior to the Closing Date, and the Company shall have received a certificate to such effect signed by the Investors.

(c)  Closing Deliveries.  The Investors shall have delivered to the Company all documents, instruments, certificates or other items required to be delivered by the Investors pursuant to Section 7.2(a).

   ARTICLE VII

THE CLOSING

Section 7.1  The Closing.

(a)  Subject to the satisfaction or waiver of the conditions set forth in Article VI, the purchase and sale of the Shares to be purchased by the Investors hereunder (the “Closing”) will take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, Suite 5100, Houston, Texas 77010 at 10:00 a.m., local time, on such date as mutually agreed to by the parties hereto.  The date on which the Closing occurs is herein referred to as the “Closing Date.” All closing transactions at the Closing shall be deemed to have occurred simultaneously.

Section 7.2  Actions to Occur at the Closing.

(a)  At the Closing, the Investors shall deliver to the Company the following:

(i)  Purchase Price.  An amount equal to the Purchase Price for theShares in accordance with Article II.

(ii)  Certificates.  The certificates described in Sections 6.3(a) and6.3(b).

(iii)  Registration Rights Agreement.  The Registration RightsAgreement duly executed by the Investors.

(b)  At the Closing, the Company shall deliver to the Investors the following:

(i)  Share Certificates.  Certificates representing the Shares.

(ii)  Certificates.  The certificates described in Sections 6.2(a) and6.2(b).

(iii)  Registration Rights Agreement.  The Registration RightsAgreement duly executed.

(iv)  Consents Under Agreements.  The original of each consent orapproval, if any, pursuant to Section 6.2(d).

                                      ARTICLE VIII

TERMINATION

Section 8.1  Termination.  This Agreement may be terminated prior to the Closing:

(a)  by mutual consent of the Investors and the Company;

(b)  by either the Investors or the Company:

(i)  in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2 or 6.3, and (B) cannot be cured or, if curable, has not been cured within 20 days following receipt by the breaching party of written notice of such breach;

(ii)  if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling the Investors and the Company shall use all commercially reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, such order, decree, ruling or other action; or

(iii)  if the Closing shall not have occurred by December 31, 2007; provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement.

Section 8.2  Effect of Termination.  In the event of the termination of this Agreement, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except for liability of a party arising out of a willful breach of, or misrepresentation under, this Agreement prior to such termination (but in no event shall any party hereto be entitled to recover punitive, consequential, special or exemplary damages).

                        ARTICLE IX

RECOVERY OF FEES

Any party who shall obtain a final judgment in a court of competent jurisdiction for the payment of damages by another party for a breach of this Agreement or any other Transaction Document shall be entitled to recover reasonable attorneys’ fees and court costs incurred in connection with the obtaining of such judgment.

                       ARTICLE X

MISCELLANEOUS

Section 10.1  Survival of Provisions.

(a)  The representations and warranties of the Company and the Investors made herein or in any other Transaction Document and the covenants of the Company and the Investors to be complied with on or prior to the Closing shall remain operative and in full force and effect pursuant to their terms, regardless of (i) any investigation made by or on behalf of the Investors or the Company, as the case may be, or (ii) acceptance of any of the Shares and payment by the Investors therefor, until the date which is 18 months following the Closing; provided, that the representations and warranties contained in Sections 3.1, 3.3, 3.4 and 3.12 shall survive until the sixth anniversary of the Closing; and provided, further, that such representations and warranties shall survive as to any claim or demand made prior to their termination date until such claim or demand is fully paid or otherwise resolved by the parties hereto in writing or otherwise.

(b)  The covenants and agreements of the Company and the Investors contained in this Agreement that, by their terms, are to be performed or complied with after either Closing Date will survive until the period specified herein with respect to such covenant or agreement; and provided, further, that such covenants and agreements shall survive as to any claim or demand made prior to their termination date until such claim or demand is fully paid or otherwise resolved by the parties hereto in writing or otherwise.

Section 10.2  No Waiver; Modification in Writing.  No failure or delay on the part of the Company or the Investors in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company and all of the Investors.  Any amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle the other party to any other or further notice or demand in similar or other circumstances.

Section 10.3  Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 10.4  Fees and Expenses.  Within 30 days after the Closing, the Company shall pay to the Investors an amount equal to Investors’ Expenses through the Closing Date (the amount of such costs and expenses shall have been furnished to the Company at least within 25 days after the Closing Date).

Section 10.5  Parties in Interest.  This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.6  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or mailed by registered or certified mail (return receipt requested) or Federal Express or another recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to the Investors, to:

         To the address set forth immediately below such Investor’s name on the signature page to the Subscription Agreement delivered by such Investor to the Company on or prior to the date hereof.

with a copy to:

Fulbright & Jaworski L.L.P.
1301 McKinney St., Ste 5100
Houston, TX 77010
Attn: Charles D. Powell
Tele: (713) 651-5396
Fax: (713) 651-5246

(b)  If to the Company, to:

Internet America, Inc.
10930 W. Sam Houston Pkwy, North
Suite 200
Houston, TX 77064
Tele: (713) 968-2501
Fax: (713) 589-3000

with a copy to:

Mayer Brown LLP
700 Louisiana St., Ste. 3400
Houston, TX 77002
Attn: Robert F. Gray, Jr.
Tele: (713) 238-2600
Fax: (713) 238-4600

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.  All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

Section 10.7  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.8  Entire Agreement; Termination of Confidentiality Agreement.  This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) and the other Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.  There are no representations or warranties, agreements, or covenants of the parties with respect to the subject matter hereof and thereof other than those expressly set forth in this Agreement and the other Transaction Documents.

Section 10.9  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

Section 10.10  Assignment.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of Law or otherwise.

Section 10.11  Headings.  The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

Internet America, Inc.

By:	/s/ William E. Ladin
William E. Ladin Chairman and Chief Executive Officer

[Investor Signature Pages Follow]

INVESTOR:

Name:

Signature

Investor Signature Page to Purchase Agreement

SCHEDULE TO PURCHASE AGREEMENT INTENTIONALLY OMITTED.

Exhibit A

STATEMENT OF RESOLUTION

OF

SERIES A PREFERRED STOCK

To The Secretary of State
of The State of Texas

Pursuant to Article 2.13 of the Texas Business Corporation Act, Internet America, Inc., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights thereof:

1.  The name of the Corporation is Internet America, Inc.

2.  The following resolution, establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights thereof, was duly adopted by the Board of Directors of the Corporation on October 11, 2007.

Whereas, Article IV of the Articles of Incorporation, as amended, of the Corporation (the “Articles of Incorporation”) provides for a class of authorized shares known as “Common Stock, comprising 45,000,000 shares, with a par value of $.01 per share (the “Common Stock”), issuable from time to time, and for a class of authorized shares known as “Preferred Stock”, comprising 5,000,000 shares, with a par value of $.01 per share, issuable from time to time in one or more series;

Whereas, pursuant to Article IV of the Articles of Incorporation, the Board of Directors of the Corporation is authorized to fix and determine the preferences, limitations and relative rights of any wholly unissued series of Preferred Stock, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of an such series (but not below the number of shares then outstanding); and

Whereas, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to establish, designate and issue an additional series of such Preferred Stock and to fix and determine the preferences, limitations and relative rights relating thereto;

Now, Therefore, Be It Resolved, that the Board of Directors does hereby establish and designate a series of Preferred Stock of the Corporation and does hereby fix and determine the preferences, limitations and relative rights relating to said series of Preferred Stock, as follows:

Series A Preferred Stock

1.
Designation and Number of Shares.  There shall be a series of preferred stock that shall be designated as “Series A Preferred Stock” and the number of shares constituting such series shall be 4,000,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of the Series A Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.
Rank.  The Series A Preferred Stock shall rank senior to the Common Stock with respect to the payment of dividends and as to the distribution of assets upon a liquidation, dissolution or winding up of the Corporation.

3.	Dividends and Distribution.

(a)
The holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, when and if declared by the Board out of funds legally available for that purpose, cumulative preferred cash dividends at a rate per annum of 10% for each share of the Series A Preferred Stock. Such dividends shall be cumulative from the date the Series A Preferred Stock is issued to the holder (the “Issue Date”) and shall be payable in arrears, when and as declared by the Board, on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date following the Issue Date; provided, however, that if any Dividend Payment Date shall not be a Business Day, then the Dividend Payment Date shall be on the next succeeding day that is a Business Day. The period from the Issue Date to the next Dividend Payment Date and each quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as “Dividend Periods.”  “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day which banking institutions in Houston, Texas generally are authorized or required by law or other governmental actions to close.

(b)	If, on any Dividend Payment Date, the Corporation fails to pay dividends, then until the dividends that were scheduled to be paid on such date are paid, such dividends shall cumulate.

(c)
Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on a date designated by the Board, not exceeding 30 days preceding the payment date thereof, as may be fixed by the Board.

(d)	The Corporation may not declare a dividend or distribution on the Common Stock unless it first declares a dividend or distribution on the Series A Preferred Stock.

(e)
The Board may fix a record date for the determination of the holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

4.	Voting Rights. The holders of the Series A Preferred Stock shall vote (on an as-converted basis) together with the Common Stock, and not as a separate class, except:

(a)	as provided under “Certain Restrictions” below; or

(b)	as required by law.

5.	Certain Restrictions.

(a)
Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of the Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)
Declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series A Preferred Stock;

(ii)
Declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon the liquidation, dissolution or winding up of the Corporation) with the Series A Preferred Stock, except dividends paid ratably with the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportional to the total amounts to which the holders of all such shares are then entitled; or

(iii)
Purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of Series A Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)
So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the prior written consent of the holders of at least 66.66% of the Series A Preferred Stock, either directly or by amendment, merger, consolidation or otherwise:

(i)	amend, alter, or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation relating to the Series A Preferred Stock; or

(ii)
create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock.

6.	Liquidation Preference.

(a)
In the event of any liquidation of the Corporation, after payment or provision by the Corporation of the debts and other liabilities of the Corporation, each holder shall be entitled to receive an amount in case for each share of the then outstanding Series A Preferred Stock held by such holder equal to $.586 per share, plus an amount equal to all accrued but unpaid dividends thereon, whether or not earnings are available in respect of such dividends or such dividends have been declared, to and including, the date full payment is tendered to the holders with respect to such liquidation, and no more (such amount being referred to herein as the “Liquidation Preference”), before any distribution shall be made to the holders of any Common Stock upon the liquidation of the Corporation.

(b)
In the case the assets of the Corporation available for payment to the holders upon a liquidation are insufficient to pay the full Liquidation Preference on all outstanding shares of the Series A Preferred Stock, then the entire assets of the Corporation available for payment to the holders will be distributed ratably.

(c)
Written notice of any liquidation of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record at their respective addresses as the same shall appear on the books of the Corporation.

7.
Reacquired Shares.  Any shares of the Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly upon the acquisition thereof. All such shares shall upon retirement become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to any conditions and restrictions on issuance set forth herein.

8.	Conversion Rights.

(a)
Optional Conversion.  The Series A Preferred Stock shall be convertible, without the payment of any additional consideration, into an equal number of fully paid and nonassessable shares of Common Stock, at the option of the holder at any time, subject to adjustments for stock dividends, splits, combinations and similar events and as described below under “Anti-dilution Provisions.”

(b)
Mandatory Conversion.  In the event that the per share trading price of the Common Stock is equal to or greater than $3.00 per share for 90 consecutive trading days, the Series A Preferred Stock shall convert, automatically, without any further action on the part of the holders thereof and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and without the payment of any additional consideration, into an equal number of fully paid and nonassessable shares of Common Stock, subject to adjustments for stock dividends, splits, combinations and similar events and as described below under “Anti-dilution Provisions.”

(c)
Conversion Procedure.  The holder of any shares of Series A Preferred Stock may exercise the conversion right specified in Section 8(a) hereof, or may receive a certificate representing the shares of Common Stock into which such shares were converted automatically pursuant to Section 8(b) hereof, by surrendering to the Corporation or the transfer agent of the Corporation the certificate(s) representing the share(s) of Series A Preferred Stock to be converted, accompanied by written notice specifying the number of such shares to be converted. If the certificates representing such shares of Series A Preferred Stock are to be issued in a name other than the name on the face of the certificates representing such shares of Series A Preferred Stock, such certificates shall be accompanied by such evidence of assignment and such evidence of the signatory’s authority with respect thereto. Conversions shall be deemed to have been effected with respect to conversions pursuant to (i) Section 8(a) hereof on the date when the notice of an election to convert pursuant to Section 8(a) hereof and the certificates representing the shares being converted are actually received by the Corporation or any transfer agent of the Corporation and (ii) Section 8(b) on the 90th day referred to therein. Such date that the conversion shall be deemed to be effective shall be referred to herein as the “Conversion Date.”

(d)
As promptly as possible after the Conversion Date, upon surrender by the holder thereof of the certificate(s) formerly representing the shares of Series A Preferred Stock, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. The person in whose name the certificate(s) for shares of Common Stock to be issued shall be deemed to have become a holder of record of such shares of Common Stock on the applicable Conversion Date.

(e)
Upon conversion of only a portion of the shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion pursuant to Section 8(a) hereof, the Corporation shall issue and deliver to or upon the written order to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(f)	The Corporation covenants and agrees that:

(i)
The shares of Common Stock issuable upon any conversion of any shares of Series A Preferred Stock will be deemed to have been issued to the Person exercising such conversion rights set forth herein on the Conversion Date, and the Person exercising such conversion rights will be deemed for all purposes to have become the record holder of such shares of Common Stock on the Conversion Date. “Person” means an individual or entity of any kind;

(ii)
All shares of Common Stock which may be issued upon any conversion of any Series A Preferred Stock will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof;

(iii)
The Corporation will take all such action as may be necessary to assure that all shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock may be issued without violation of any applicable law or regulation or any requirements of any domestic securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery;

(iv)
The Corporation will at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of the Series A Preferred Stock having conversion privileges from time to time outstanding are convertible; and

(v)
The Corporation will at no time close its transfer books against the transfer of the Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of the Series A Preferred Stock in any manner which interferes with the timely conversion of the Series A Preferred Stock.

9.	Anti-Dilution Provisions.

(a)	In the event that the Corporation issues additional securities the conversion price shall be adjusted in accordance with the following formula:

CP2= CP1 * (A+B) / (A+C)
CP2= New Series A Conversion Price
CP1= Series A Conversion Price in effect immediately prior to new issue

A= Number of shares of Common Stock deemed to be outstanding immediately prior to new issue (includes all shares of outstanding common stock, all shares of outstanding preferred stock on an as-converted basis, and all outstanding options on an as-exercised basis; and does not include any convertible securities converting into this round of financing)

B= Aggregate consideration received by the Corporation with respect to the new issue divided by CP1
C= Number of shares of stock issued in the subject transaction.

(b)	The following issuances shall not trigger anti-dilution adjustment:

(i)	securities issuable upon conversion of any of the Series A Preferred Stock, or as a dividend or distribution on the Series A Preferred Stock;

(ii)	securities issued upon the conversion of any currently outstanding debenture, warrant, option, or other convertible security;

(iii)	Common Stock issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock;

(iv)
shares of Common Stock (or options to purchase such shares of Common Stock) issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to any plan approved by the Corporation’s Board, including the Series A Director, but in no event exceeding 1,000,000 shares;

(v)	shares of Common Stock issued or issuable to banks, equipment lessors pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of the Corporation;

(vi)
shares of Common Stock issued or issuable pursuant to an acquisition of another corporation or other business entity by the Corporation, or formation of a joint venture, in each instance expressly approved by the Board of the Corporation; and

(vii)	shares of Common Stock issued to suppliers of goods or services pursuant to transactions approved by the Board of the Corporation.

10.	No Redemption. Except as expressly set forth herein, the shares of the Series A Preferred Stock shall not be subject to redemption by the Corporation.

11.	Fractional Shares. The Series A Preferred Stock may not be issued in fractions of a share.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Statement of Resolution on behalf of the Corporation as of this 12th day of October, 2007.

INTERNET AMERICA, INC.

By:	/s/ William E. Ladin, Jr.
Name: William E. Ladin, Jr.
Title: Chairman and Chief Executive Officer

Exhibit B

Form Of Registration Rights Agreement

This Registration Rights Agreement (the “Agreement”) is made and entered into as of October 17, 2007 (the “Effective Date”) among Internet America, Inc., a Texas corporation (the “Company”), the parties set forth on Exhibit A attached hereto (each, an “Investor” and collectively, the “Investors”).

Recitals:

A.           The Investors have purchased the Shares pursuant to that certain Purchase Agreement (the “Purchase Agreement”) dated October 17, 2007 by and between the Company and each of the Investors.

B.           The Company and the Investors desire to set forth the registration rights to be granted by the Company to the Investors. The execution of this Agreement is a condition to the closing under the Purchase Agreement.

Now, Therefore, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth herein, in the Stock Purchase Agreements, or otherwise, the parties mutually agree as follows:

Agreement:

1.  Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Blackout Period” means, with respect to a registration, a period in each case commencing on the day immediately after the Company notifies the Investors that they are required, pursuant to Section 4(f), to suspend offers and sales of Registrable Securities during which the Company, in the good faith judgment of its Board of Directors, determines (because of the existence of, or in anticipation of, any acquisition, financing activity, or other transaction involving the Company, or the unavailability for reasons beyond the Company’s control of any required financial statements, disclosure of information which is in its best interest not to publicly disclose, or any other event or condition of similar significance to the Company) that the registration and distribution of the Registrable Securities to be covered by such registration statement, if any, would be seriously detrimental to the Company and its shareholders and ending on the earlier of (1) the date upon which the material non-public information commencing the Blackout Period is disclosed to the public or ceases to be material and (2) such time as the Company notifies the selling Holders that the Company will no longer delay such filing of the Registration Statement and recommences taking steps to make such Registration Statement effective or allows sales pursuant to such Registration Statement to resume.

“Business Day” means any day of the year, other than a Saturday, Sunday, or other day on which the Commission is required or authorized to close.

“Closing Date” means such time as is mutually agreed between the Company and the Investors for the closing of the sale referred to in Recital A above.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means the common stock, $0.01 par value, of the Company and any and all shares of capital stock or other equity securities of: (i) the Company which are added to or exchanged or substituted for the Common Stock by reason of the declaration of any stock dividend or stock split, the issuance of any distribution or the reclassification, readjustment, recapitalization or other such modification of the capital structure of the Company; and (ii) any other corporation, now or hereafter organized under the laws of any state or other governmental authority, with which the Company is merged, which results from any consolidation or reorganization to which the Company is a party, or to which is sold all or substantially all of the shares or assets of the Company, if immediately after such merger, consolidation, reorganization or sale, the Company or the stockholders of the Company own equity securities having in the aggregate more than 50% of the total voting power of such other corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Family Member” means (a) with respect to any individual, such individual’s spouse, any descendants (whether natural or adopted), any trust all of the beneficial interests of which are owned by any of such individuals or by any of such individuals together with any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the estate of any such individual, and any corporation, association, partnership or limited liability company all of the equity interests of which are owned by those above described individuals, trusts or organizations and (b) with respect to any trust, the owners of the beneficial interests of such trust.

“Form S-1” means such form under the Securities Act as in effect on the date hereof.

“Holder” means each Investor or any successor or Permitted Assignee of a Investor, who acquires rights in accordance with this Agreement with respect to the Registrable Securities directly or indirectly from an Investor, including from any Permitted Assignee.

“Inspector” means any attorney, accountant, or other agent retained by a Investor for the purposes provided in Section 4(j).

“Permitted Assignee” means (a) with respect to a partnership, its partners or former partners in accordance with their partnership interests, (b) with respect to a corporation, its shareholders in accordance with their interest in the corporation, (c) with respect to a limited liability company, its members or former members in accordance with their interest in the limited liability company, (d) with respect to an individual party, any Family Member of such party, (e) an entity that is controlled by, controls, or is under common control with a transferor, or (f) a party to this Agreement.

The terms “register,” “registered,” and “registration” refers to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means the Underlying Shares as defined in the Purchase Agreement.

“Registration Statement” means the registration statement required to be filed by the Company pursuant to Section 3(a).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute promulgated in replacement thereof, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Shares” means all shares of Series A Preferred Stock of the Company, par value $0.01 per share, that are issued and sold pursuant to the Purchase Agreement.

“SEC Effective Date” means the date the Registration Statement is declared effective by the Commission.

“Underlying Shares” means all Underlying Shares (as defined in the Purchase Agreement) issuable upon conversion of the Shares.

2.  Term.  This Agreement shall continue in full force and effect for a period of two (2) years from the Effective Date, unless terminated sooner hereunder.

3.  Registration.

(a)  Piggyback Registration.  If the Company shall determine to register for sale for cash any of its Common Stock, for its own account or for the account of others (other than the Holders), other than (i) a registration relating solely to employee benefit plans or securities issued or issuable to employees, consultants (to the extent the securities owned or to be owned by such consultants could be registered on Form S-8) or any of their Family Members (including a registration on Form S-8), (ii) a registration relating solely to a Commission Rule 145 transaction, a registration on Form S-4 in connection with a merger, acquisition, divestiture, reorganization, or similar event, or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered, the Company shall promptly give to the Holders written notice thereof (and in no event shall such notice be given less than 20 calendar days prior to the filing of such registration statement), and shall, subject to Section 3(b), include in such registration (and any related qualification under blue sky laws or other compliance) (a “Piggyback Registration”), all of the Registrable Securities specified in a written request or requests, made within 10 calendar days after receipt of such written notice from the Company, by any Holder or Holders. However, the Company may, without the consent of the Holders, withdraw such registration statement prior to its becoming effective if the Company or such other shareholders have elected to abandon the proposal to register the securities proposed to be registered thereby.

(b)  Underwriting.  If a Piggyback Registration is for a registered public offering involving an underwriting, the Company shall so advise the Holders in writing or as a part of the written notice given pursuant to Section 3(a).  In such event the right of any Holder to registration pursuant to Section 3(a) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and any other shareholders of the Company distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company or selling shareholders, as applicable. Notwithstanding any other provision of this Section 3(b), if the underwriter or the Company determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all Registrable Securities from such registration and underwriting. The Company shall so advise all Holders (except those Holders who failed to timely elect to distribute their Registrable Securities through such underwriting or have indicated to the Company their decision not to do so), and the number of shares of Registrable Securities that may be included in the registration and underwriting, if any, shall be allocated among such Holders as follows:

(i)  In the event of a Piggyback Registration that is initiated by the Company, the number of shares that may be included in the registration and underwriting shall be allocated (i) first, to the Company, (ii) second, subject to obligations and commitments existing as of the date hereof, to the Holders, who have requested to sell in the registration, on a pro rata basis according to the number of shares requested to be included, and (iii) third, to all other selling shareholders on a pro rata basis according to the number of shares requested to be included; and

(ii)  In the event of a Piggyback Registration that is initiated by the exercise of demand registration rights by a shareholder or shareholders of the Company (other than the Holders), then the number of shares that may be included in the registration and underwriting shall be allocated (i) first, to such selling shareholders who exercised such demand, (ii) second, subject to obligations and commitments existing as of the date hereof, to the Holders, who have requested to sell in the registration, on a pro rata basis according to the number of shares requested to be included, and (iii) third, to all other selling shareholders on a pro rata basis according to the number of shares requested to be included.

No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter.  The Registrable Securities and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities pursuant to the terms and limitations set forth herein in the same proportion used above in determining the underwriter limitation.

(c)  Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The registration expenses of such withdrawn registration shall be borne by the Company in accordance with Section 6 hereof.

4.  Registration Procedures.  In the case of each registration, qualification, or compliance effected by the Company pursuant to Section 3 hereof, the Company will keep each Holder including securities therein reasonably advised in writing (which may include e-mail) as to the initiation of each registration, qualification, and compliance and as to the completion thereof. With respect to any registration statement filed pursuant to Section 3, the Company will use its commercially reasonable best efforts to:

(a)  prepare and file with the Commission with respect to such Registrable Securities, a registration statement on Form S-1, or any other form for which the Company then qualifies or which counsel for the Company shall deem appropriate, and which form shall be available for the sale of the Registrable Securities in accordance with the intended method(s) of distribution thereof, and use its commercially reasonable efforts to cause such registration statement to become and remain effective at least for a period ending with the first to occur of (i) the sale of all Registrable Securities covered by the registration statement, (ii) the availability under Rule 144 for the Holder to immediately, freely resell without restriction all Registrable Securities covered by the registration statement, (iii) 90 days after a Piggyback Registration is declared effective by the Commission (in each case, the”Effectiveness Period”); provided that no later than two business days before filing with the Commission a registration statement or prospectus or any amendments or supplements thereto, the Company shall (i) furnish to one special counsel (“Holders Counsel”) selected by the Company for the benefit of the Holders (which Holders Counsel initially shall be Charles D. Powell of Fulbright & Jaworski L.L.P., Houston, Texas), copies of all such documents proposed to be filed (excluding any exhibits other than applicable underwriting documents), in substantially the form proposed to be filed, which documents shall be subject to the review of such Holders Counsel, and (ii) notify each Holder of Registrable Securities covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

(b)  if a registration statement is subject to review by the Commission, promptly respond to all comments and diligently pursue resolution of any comments to the satisfaction of the Commission;

(c)  prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective during the Effectiveness Period

(but in any event at least until expiration of the 90-day period referred to in Section 4(3) of the Securities Act and Rule 174, or any successor thereto, thereunder, if applicable), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended method(s) of disposition by the sellers thereof set forth in such registration statement;

(d)  furnish, without charge, to each Holder of Registrable Securities covered by such registration statement (i) a reasonable number of copies of such registration statement (including any exhibits thereto other than exhibits incorporated by reference), each amendment and supplement thereto as such Holder may request, (ii) such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any other prospectus filed under Rule 424 under the Securities Act) as such Holders may request, in conformity with the requirements of the Securities Act, and (iii) such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder, but only during the Effectiveness Period;

(e)  use its commercially reasonable best efforts to register or qualify such Registrable Securities under such other applicable securities or blue sky laws of such jurisdictions as any Holder of Registrable Securities covered by such registration statement reasonably requests as may be necessary for the marketability of the Registrable Securities (such request to be made by the time the applicable registration statement is deemed effective by the Commission) and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

(f)  as promptly as practicable after becoming aware of such event, notify each Holder of such Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event which comes to the Company’s attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Company shall promptly prepare and furnish to such Holder a supplement or amendment to such prospectus (or prepare and file appropriate reports under the Exchange Act) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, unless suspension of the use of such prospectus otherwise is authorized herein or in the event of a Blackout Period, in which case no supplement or amendment need be furnished (or Exchange Act filing made) until the termination of such suspension or Blackout Period;

(g)  comply, and continue to comply during the period that such registration statement is effective under the Securities Act, in all material respects with the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission with respect to the disposition of all securities covered by such registration statement, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the SEC Effective Date, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

(h)  as promptly as practicable after becoming aware of such event, notify each Holder of Registrable Securities being offered or sold pursuant to the Registration Statement of the issuance by the Commission of any stop order or other suspension of effectiveness of the Registration Statement at the earliest possible time;

(i)  permit the Holders of Registrable Securities being included in the Registration Statement and their legal counsel, at such Holders’ sole cost and expense (except as otherwise specifically provided in Section 6) to review and have a reasonable opportunity to comment on the Registration Statement and all amendments and supplements thereto at least two Business Days prior to their filing with the Commission;

(j)  make available for inspection by any Holder and any Inspector retained by such Holder, at such Holder’s sole expense, all Records as shall be reasonably necessary to enable such Holder to exercise its due diligence responsibility, and cause the Company’s officers, directors, and employees to supply all information which such Holder or any Inspector may reasonably request for purposes of such due diligence; provided, however, that such Holder shall hold in confidence and shall not make any disclosure of any record or other information which the Company determines in good faith to be confidential, and of which determination such Holder is so notified at the time such Holder receives such information, unless (i) the disclosure of such record is necessary to avoid or correct a misstatement or omission in the Registration Statement and a reasonable time prior to such disclosure the Holder shall have informed the Company of the need to so correct such misstatement or omission and the Company shall have failed to correct such misstatement of omission, (ii) the release of such record is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction or (iii) the information in such record has been made generally available to the public other than by disclosure in violation of this or any other agreement.  The Company shall not be required to disclose any confidential information in such records to any Inspector until and unless such Inspector shall have entered into a confidentiality agreement with the Company with respect thereto, substantially in the form of this Section 4(j), which agreement shall permit such Inspector to disclose records to the Holder who has retained such Inspector.  Each Holder agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the records deemed confidential.  The Company shall hold in confidence and shall not make any disclosure of information concerning a Holder provided to the Company pursuant to this Agreement unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) disclosure of such information to the Staff of the Division of Corporation Finance is necessary to respond to comments raised by the Staff in its review of the Registration Statement, (iii) disclosure of such information is necessary to avoid or correct a misstatement or omission in the Registration Statement, (iv) release of such information is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction, or (v) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement.  The Company agrees that it shall, upon learning that disclosure of such information concerning a Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to such Holder and allow such Holder, at such Holder’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information;

(k)  use its best efforts to cause all the Registrable Securities covered by the Registration Statement to be listed or quoted on the principal securities market on which securities of the same class or series issued by the Company are then listed or traded;

(l)  provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities at all times;

(m)  cooperate with the Holders of Registrable Securities being offered pursuant to the Registration Statement to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates to be in such denominations or amounts as the Holders may reasonably request and registered in such names as the Holders may request; and

(n)  take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the Registration Statement.

5.  Suspension of Offers and Sales.  Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(f) hereof or of the commencement of an Blackout Period, such Holder shall discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(f) hereof or notice of the end of the Blackout Period, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies (including, without limitation, any and all drafts), other than permanent file copies, then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

6.  Registration Expenses.  The Company shall pay all expenses in connection with any registration, including, without limitation, all registration, filing, stock exchange and NASD fees, printing expenses, all fees and expenses of complying with securities or blue sky laws, the fees and disbursements of counsel for the Company and of its independent accountants, and the reasonable fees and disbursements of a Holders Counsel; provided that, in any underwritten registration, each party shall pay for its own underwriting discounts and commissions and transfer taxes.  Except as provided above in this Section 6 and Section 9, the Company shall not be responsible for the expenses of any attorney or other advisor employed by a Holder of Registrable Securities.

7.  Assignment of Rights.  No Holder may assign its rights under this Agreement to any party without the prior written consent of the Company; provided, however, that a Holder may assign its rights under this Agreement without such restrictions to a Permitted Assignee as long as (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of this Agreement; and (c) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned.

8.  Information by Holder.  The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing.

9.  Indemnification.

(a)  In the event of the offer and sale of Registrable Securities held by Holders under the Securities Act, the Company shall, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its directors, officers, partners, each other person who participates as an underwriter in the offering or sale of such securities, and each other person, if any, who controls or is under common control with such Holder or any such underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, and expenses to which the Holder or any such director, officer, partner or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such shares were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, and the Company shall reimburse the Holder, and each such director, officer, partner, underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, action or proceeding; provided that the foregoing shall not apply to, and the Company shall not be liable, in any such case (i) to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by or on behalf of such Holder specifically stating that it is for use in the preparation thereof, (ii) provided that the Company has complied with its obligations hereunder to furnish such Holder with copies of the applicable prospectus, if the person asserting any such loss, claim, damage, liability (or action or proceeding in respect thereof) who purchased the Registrable Securities that are the subject thereof did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of such Registrable Securities to such person because of the failure of such Holder or underwriter to so provide such amended preliminary or final prospectus and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in such preliminary prospectus was corrected in the amended preliminary or final prospectus (or the final prospectus as amended or supplemented), or (iii) provided that the plan of distribution mechanics described in the applicable prospectus are, in form and substance, reasonable and customary for transactions of this type, to the extent that the Holders failed to comply with the terms of such plan of distribution mechanics.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holders, or any such director, officer, partner, underwriter or controlling person and shall survive the transfer of such shares by the Holder.

(b)  As a condition to including any Registrable Securities to be offered by a Holder in any registration statement filed pursuant to this Agreement, each such Holder agrees to be bound by the terms of this Section 9 and to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers, and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person within the meaning of the Securities Act of any such underwriter or other Holder, against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information about such Holder as a Holder of the Company furnished to the Company, (ii) provided that the Company has complied with its obligations hereunder to furnish such Holder with copies of the applicable prospectus, if the person asserting any such loss, claim, damage, liability (or action or proceeding in respect thereof) who purchased the Registrable Securities that are the subject thereof did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of such Registrable Securities to such person because of the failure of such Holder or underwriter to so provide such amended preliminary or final prospectus and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in such preliminary prospectus was corrected in the amended preliminary or final prospectus (or the final prospectus as amended or supplemented), or (iii) provided that the plan of distribution mechanics described in the applicable prospectus are, in form and substance, reasonable and customary for transactions of this type, to the extent that the Holders failed to comply with the terms of such plan of distribution mechanics. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holders, or any such director, officer, partner, underwriter or controlling person and shall survive the transfer of such shares by the Holder, and such Holder shall reimburse the Company, and each such director, officer, legal counsel and accountants, underwriter, other Holder, and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating, defending, or settling and such loss, claim, damage, liability, action, or proceeding; provided, however, that such indemnity agreement found in this Section 9(b) shall in no event exceed the gross proceeds from the offering received by such Holder. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer by any Holder of such shares.

(c)  Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Section 9(a) or (b) hereof (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the indemnifying party of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 9(a) or (b) hereof, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in the reasonable judgment of counsel to such indemnified party a conflict of interest between such indemnified and indemnifying parties may exist or the indemnified party may have defenses not available to the indemnifying party in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defenses thereof or the indemnifying party fails to defend such claim in a diligent manner, other than reasonable costs of investigation. Neither an indemnified nor an indemnifying party shall be liable for any settlement of any action or proceeding effected without its consent. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.  Notwithstanding anything to the contrary set forth herein, and without limiting any of the rights set forth above, in any event any party shall have the right to retain, at its own expense, counsel with respect to the defense of a claim.

(d)  In the event that an indemnifying party does or is not permitted to assume the defense of an action pursuant to Section 9(c) or in the case of the expense reimbursement obligation set forth in Section 9(a) and (b), the indemnification required by Section 9(a) and (b) hereof shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills received or expenses, losses, damages, or liabilities are incurred.

(e)  If the indemnification provided for in this Section 9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall (i) contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense as is appropriate to reflect the proportionate relative fault of the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission), or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, not only the proportionate relative fault of the indemnifying party and the indemnified party, but also the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

(f)  Other Indemnification.  Indemnification similar to that specified in the preceding subsections of this Section 9 (with appropriate modifications) shall be given by the Company and each Holder of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

10.  Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the Commission which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable efforts to:

(a)  Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)  File with the Commission, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)  So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

11.  Miscellaneous.

(a)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America, both substantive and remedial. Any judicial proceeding brought against either of the parties to this agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of Texas, Harris County, or in the United States District Court for the

Southern District of Texas and, by its execution and delivery of this agreement, each party to this Agreement accepts the jurisdiction of such courts.  The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

(b)  Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, Permitted Assigns, executors and administrators of the parties hereto.  In the event the Company merges with, or is otherwise acquired by, a direct or indirect subsidiary of a publicly traded company, the Company shall condition the merger or acquisition on the assumption by such parent company of the Company’s obligations under this Agreement.

(c)  Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof.

(d)  Notices, etc.  All notices or other communications which are required or permitted under this Agreement shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, by electronic mail, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to the Company:	Internet America, Inc. 10930 W. Sam Houston Pkwy, North Suite 200 Houston, Texas 77064
With a copy to:	Mayer Brown LLP 700 Louisiana, Suite 3600 Houston, Texas 77002-2730 Attn: Robert F. Gray, Jr. Facsimile: (713) 238-4600

If to an Investor:	To the address set forth immediately below such Investor’s name on the signature pages to the Subscription Agreement delivered by such Investor to the Company on or prior to the date hereof.

With a copy to:	Fulbright & Jaworski L.L.P. 1301 McKinney St., Ste 5100 Houston, Texas 77010 Attention: Charles D. Powell Facsimile: (713) 651-5246

or at such other address as any party shall have furnished to the other parties in writing.

(e)  Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Holder of any Registrable Securities, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement, or any waiver on the part of any Holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

(f)  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(g)  Severability.  In the case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)  Amendments.  The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived, with and only with an agreement or consent in writing signed by the Company and by the holders of a majority of the number of shares of Registrable Securities outstanding as of the date of such amendment or waiver.  The Investors acknowledge that by the operation of this Section 10(h), the holders of a majority of the outstanding Registrable Securities may have the right and power to diminish or eliminate all rights of the Investors under this Agreement.

[Signature Pages Follow]

This Registration Rights Agreement is hereby executed as of the date first above written.

COMPANY:

Internet America, Inc.

By:	/s/ William E . Ladin
Name: William E. Ladin
Title: Chairman and Chief Executive Officer

[Investor Signature Pages Follow]

INVESTOR:

Name

Signature

EXHIBIT A TO THE REGISTRATION RIGHTS
AGREEMENT INTENTIONALLY OMITTED.